Exhibit 2

MEMBERS OF GROUP

Deutsche Balaton Aktiengesellschaft

VV Beteiligungen Aktiengesellschaft

Delphi Unternehmensberatung Aktiengesellschaft

Wilhelm Konrad Thomas Zours

Heidelberger Beteiligungsholding Aktiengesellschaft

ABC Beteiligungen Aktiengesellschaft